Exhibit 10.1

GREATER DELAWARE VALLEY SAVINGS d/b/a ALLIANCE BANK

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (the ‘‘Participation Agreement’’) is entered into as of this 11th day of January, 2002 by and between Greater Delaware Valley Savings d/b/a/ Alliance Bank (the ‘‘Employer’’), and William E. Hecht, an employee of the Employer (the ‘‘Participant’’).

RECITALS:

WHERE AS, The Employer has adopted the Plan effective as of January 11, 2002, and the Committee has determined, and the Participant has agreed, that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1.                                       Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as in the Plan.

2.                                       Plan. Plan means the Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan, as the same may be altered or supplemented in any validly executed Participation Agreement.

3.                                       Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein, and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan, except as such terms and conditions may be altered, amended or supplemented in this Participation Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.

4.                                       Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be January 11, 2002, (the ‘‘Participation Date”).

5.                                       Normal Retirement Age. The Normal Retirement Age for the Participant shall be the attainment of fifty-eight (58) years of age.

6.                                       Prohibition Against Funding. Should any investment be acquired in connection with the liabilities  assumed under this Plan and Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA.  Each Participant and Beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and, to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

7.                                       Change of Control. Notwithstanding any provision contained herein to the contrary, in the event that a Change of Control occurs prior to the time the Participant becomes 100% vested, pursuant to the vesting schedule as defined herein, that portion of the SERP Benefit which has not become vested shall immediately become vested to such Participant or such Participant’s Beneficiary or estate, as the case may be, as of the date of such Change of Control. Such Change of Control vested SERP Benefit will be provided for through the establishment of a ‘‘Rabbi Trust’’, as provided for herein.

8.                                       Springing Rabbi Trust. In the event of a Change of Control, the SERP Benefit will be held in a Rabbi Trust pursuant to, the Alliance Bank SERP Rabbi Trust documents (hereinafter the ‘‘Trust’’) and the Plan. Distributions from the Trust will only be permitted for the payment of a Participant’s SERP Benefit and/or payment to the Employer’s creditors in the event of bankruptcy.

9.             Provisions Related to SERP Benefit.

(a)           Normal Retirement SERP Benefit.

The Normal Retirement SERP Benefit for the Participant shall be $[William Hecht - $104,015, Dennis Cirucci - $108,261, Peter Meier - $72,263].

In the event the Participant elects to terminate employment with the Employer prior to attaining Normal Retirement Age, Participant’s SERP Benefit shall be as provided for in Section 9(f), Accrued SERP Benefit, as found herein.

(b)                                 Vesting. The Participant shall become 100% vested in the SERP Benefit upon a Change of Control of Employer, Participant’s Disability, and on the following vesting schedule:

1)	Years of Service	Vested SERP Percentage
	1	20%
	2	40%
	3	60%
	4	80%
	5	100%

(c)                                  Standard Form of Normal Retirement SERP Benefit Distribution. The standard form of a Normal Retirement SERP Benefit distribution of Participant’s benefits shall be that of a straight life annuity. This annual SERP Benefit shall be paid equally, in monthly installments for the life of the Participant. This standard form of SERP Benefit distribution shall commence on the first day of the calendar month next following a Participant’s Normal Retirement. Subsequent payments will be done on a monthly basis as provided for in this Agreement. Upon the Participant’s death, all payments under this provision shall cease.

(d)                                 SERP Benefit Upon Change of Control. In the event the Participant is terminated subsequent to a Change of Control, as defined herein, Participant shall be entitled to a SERP Benefit equal to the present value of their vested Accrued SERP Benefit, as provided for herein, in a lump sum distribution as soon as administratively possible.

(e)                                  SERP Benefit Upon Early Retirement. In the event Participant terminates employment with the Employer through Early Retirement, as defined herein, Participant shall be entitled to their vested Accrued SERP Benefit upon Participant’s attainment of Normal Retirement Age. Distribution of Participant’s vested Accrued SERP Benefit, pursuant toParticipant’s Early Retirement, shall occur in the standard form of SERP Benefit distribution as provided for in 9(c), unless, Participant otherwise elects an optional form of SERP Benefit distribution pursuant to 9(g), found herein below.

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(f)                                    Accrued SERP Benefit. The Participant’s Accrued SERP Benefit shall be based on the number of Years of Service provided by Participant and the targeted Years of Service for a Normal Retirement SERP Benefit. Such Accrued SERP Benefit amount shall be a function of the following calculation:

1)                                      The Participant’s Accrued Benefit Fraction shall consist of a numerator representing Participant’s actual Years of Service upon termination of employment with Employer and a denominator representing the projected Years of Service at Participant’s Normal Retirement, not to exceed eighteen (18).

2)                                      In no event shall the Accrued Benefit Fraction, as provided for in 9(f)(1) above, exceed the whole number of one (1).

3)                                      The Accrued SERP Benefit shall equal the product of the Participant’s Normal Retirement SERP Benefit targeted amount, as provided for in 9(a), and the Accrued Benefit Fraction, subject to any required vesting adjustment as provided for in 9(b).

(g)                                 Optional Form of Benefit Payment. Participant may elect through notification of the Plan Administrator to receive in lieu of the standard form of SERP Benefit distribution, pursuant to 9(c) above, either one of the following distribution forms:

1)                                      Joint and Survivor Annuity. An actuarially reduced monthly benefit payable to the Participant for his life, with 50% of such reduced monthly benefit payable to his beneficiary for the remainder of his or her life, subject to the conditions of this Agreement (all of which shall be Actuarially Equivalent to the standard form of SERP Benefit) upon the death of the Participant; or

2)                                      Lump Sum. Lump sum distribution equal to the present value of the stated annual benefit.

3)                                      Actuarially Equivalent.

For purposes of this Agreement, a benefit shall be ‘‘Actuarially Equivalent’’ to any other benefit if the actuarial reserve required to provide such benefit is equal to the actuarial reserve required to provide such other benefits, computed on the basis of the actuarial rates, tables and procedures as follows:

(i)                                     Actuarial equivalence shall be based on the 1983 Group Annuity Mortality Table, with an associated per annum interest rate equal to the appropriate published Pension Benefit Guarantee Corporation’s Interest Rates and Quantities Used To Value Lump Sums interest rate in the year of employment termination.

Such election shall be void unless received by the Administrator one (1) full calendar year prior to Participant’s attainment of Normal Retirement Age.

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(h)                                 Pre-Retirement Death Benefit. There will be NO pre-retirement death benefit provided under this Plan, or pursuant to the execution of this Participation Agreement.

(i)                                     Disability Termination. If Participant terminates employment with the Employer due to the Participant’s Disability, Participant shall be entitled to the SERP Benefit as if the Participant had terminated employment with the Employer as a consequence of Normal Retirement. All benefits derived from, and pursuant to the Participant’s Normal Retirement through this Plan and Participation Agreement shall not be adversely affected by the Participant’s Disability termination, and shall be distributed accordingly.

10.                                 Beneficiary. Each Participant may, from time to time, designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his Beneficiary under the Participation Agreement. Such designation shall be made on a form prescribed by the Administrator (example of such form is attached hereto as Exhibit B). Each Participant may at any time, and from time to time, change any previous Beneficiary designation, without notice to or consent of any previously designated Beneficiary, by amending his previous designation on a form prescribed by the Administrator. If no person shall be designated by the Participant as a Beneficiary, or if the designated Beneficiary shall not survive the Participant, payment of his interest shall be made to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form.

11.           Lost Beneficiary.

(a)                                  All Participants and Beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)                                 If a Participant or Beneficiary cannot be located by the Administrator exercising diligence, then, in its sole discretion, the Administrator may presume that the Participant or Beneficiary is deceased for purposes of the Participation Agreement and all unpaid amounts (net of due diligence expenses) owed to the Participant or Beneficiary shall be paid accordingly, or, if a Beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive, and binding on all parties.

12.           General Provisions

(a)           The Administrator:

1)                                      is expressly empowered to interpret the Participation Agreement and to determine all questions arising in the administration, interpretation, and application of the Participation Agreement; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Participation Agreement; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator;

2)                                      shall not be liable for any actions by it hereunder unless due to its own gross negligence or willful misconduct; and

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3)                                      shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Participation Agreement, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries.

(b)           No Assignment.

No benefit under the Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(c)           No Employment Rights.

Participation in this Plan, and execution of this Participation Agreement, shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

(d)           Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan and Participation Agreement, is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, the Trustee, and their representatives.

(e)           Identity.

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

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(f)            No Liability.

No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan and Participation Agreement, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan, and execution of this Participation Agreement.

(g)           Expenses.

Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

(h)           Termination.

Except as otherwise provided in this section, the Employer shall have the sole authority to terminate this Plan, thus voiding any obligations or liabilities under this Participation Agreement.

(i)            Employer Determinations.

Any determinations, actions, or decisions of the Employer (including but not limited to, Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board to make such determination or decision.

(j)            Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan and Participation Agreement, shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

(k)           Governing Law.

To the extent not preempted by federal law, this Participation Agreement shall be governed by, construed and administered under the laws of the Commonwealth of Pennsylvania, without regard to any principles of conflicts of law of such Commonwealth.

(l)            Severability.

Should any provision of the Participation Agreement or any regulations adopted  hereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Participation Agreement and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

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(m)          Headings.

The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(n)           Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(o)           Successors.

This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns.

(p)           Amendments.

This Agreement may not be modified or amended except by a duly executed instrument in writing signed by the Employer and the Participant.

(q)           Entire Agreement.

This Participation Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

SIGNATURE PAGE TO FOLLOW

THE REMAINDER OF THIS PARTICIPATION AGREEMENT HAS BEEN

INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

PARTICIPANT:		EMPLOYER:

	[None]	Greater Delaware Valley Savings /d/b/a Alliance Bank
Printed Name of Participant		Printed Name of Employer

By:	/s/ [Participant]	By:	/s/ [Employer]

Title:	[Title]	Title:	[Title]

ATTESTED:		ATTESTED:

By:	/s/ Kathleen Miller	By:	/s/ Mary De Young

Title:	Vice President	Title:	Vice President

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Exhibit 10.1

LIST OF COLLATERAL DOCUMENTS

EXHIBIT A

GREATER DELAWARE VALLEY SAVINGS BANK d/b/a ALLIANCE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EXHIBIT B

SERP

BENEFICIARY DESIGNATION

In the event of the Participant’s death, any benefits to which the Participant may be entitled shall be paid to the Beneficiary designated below. This Beneficiary Designation shall be subject to the terms and conditions set forth in the Plan and shall supersede all prior Beneficiary Designations made by the Participant. This Beneficiary Designation shall be attached to and become part of that certain Participation Agreement, dated as of ___________________________________, between the Employer and the Participant.

Primary Beneficiary:

Secondary Beneficiary:

IN WITNESS WHEREOF, the Participant has executed this Beneficiary Designation as of the date indicated.

Signature:

Printed Name of Participant

Dated:

EXHIBIT A

GREATER DELAWARE VALLEY SAVINGS d/b/a ALLIANCE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PLAN AGREEMENT

RECITALS:

WHEREAS, The Employer hereby establishes the Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan on the terms and conditions hereinafter set forth;

WHEREAS, The Plan is intended to qualify as a “top hat” plan maintained primarily for purposes of providing benefits for a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended.

NOW THEREFORE, the following shall constitute the Plan.

ARTICLE I

GENERAL

1.1                               Purpose of the Plan. The purpose of this Plan is to reward certain management and highly compensated employees of the Employer who have contributed to the Employer’s success and are expected to continue to contribute to such success in the future.

1.2                             Plan Benefits Generally. Pursuant to the Plan, the Employer may provide to each Participant, such benefit as provided for by the terms and conditions contained in the Participant’s Participation Agreement.

1.3          Effective Date. The effective date of the Plan shall be the date is 1/11/2002.

ARTICLE I1

DEFINITIONS

2.1                             Accrued SERP Benefit. The Accrued SERP Benefit shall be that applicable vested amount, as provided for in Section 9 of the Participant’s Participation Agreement, which the Participant shall be entitled to, subject to any applicable restrictions found therein, upon Participant’s voluntary termination of employment with the Employer pursuant to Early Retirement or involuntary termination subsequent to a Change of Control.

2.2          Administrator. Administrator shall mean the Committee as defined herein.

2.3                               Adoption Form. Adoption Form means the form executed on behalf of the Employer pursuant to which the Employer adopts the Plan. Each Adoption Form shall set forth certain terms and conditions of the Plan, including without limitation (i) the effective date of the Plan, (ii) the Plan Year, (iii) the types of benefits to be offered under the Plan, (iv) whether Early Retirement is to be offered under the Plan and, if so, the Early Retirement Age, and (v) Normal Retirement Age under the Plan. The Adoption Form shall be incorporated into and become part of the Plan.

2.4                             Beneficiary. Beneficiary means the person or persons designated by a Participant as his beneficiary hereunder in accordance with the provisions of Article V and subject to the Participation Agreement.

2.5          Board. Board means the Board of Directors of the Employer.

2.6          Change of Control. Change of Control shall mean the happening of any of the following:

(a)                                  any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Employer or a wholly-owned subsidiary thereof or any employee benefit plan of the Employer or any Subsidiary, becomes the beneficial owner of the Employer’s securities having 20% or more of the combined voting power of the then outstanding securities of the Employer that may be cast for the election of directors of the Employer (other than as a result of an issuance of securities initiated by the Employer in the ordinary course of business); or

(b)                               as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of the Employer or any successor corporation or entity entitled to vote generally in the election of the directors of the Employer or such other corporation or entity after such transaction are held in the aggregate by the holders of the Employer’s securities entitled to vote generally in the election of directors of the Employer immediately prior to such transaction; or

(c)                                  during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer’s stockholders, of each director of the Employer first elected during such period was approved by a vote of at least two-thirds of the directors of the Employer then still in office who were directors of the Employer at the beginning of any such period.

2.7                             Committee. Committee means a committee appointed by the Board to administer the Plan or, in the absence of any such appointment, the Board. The Committee shall also be known as the “Pension Committee” and currently consists of the following members:  Basil A. Woodfield, George T. Rowlyk, J. William Cotler, and William E. Hecht. The Board may amend the members of the Committee from time to time.

2.8                             Disability. Disability means any medically determinable physical or mental disorder of at least six months duration, which renders a Participant permanently incapable of continuing to perform his or her regular duties, as determined by a physician appointed by the Committee.

2.9                             Early Retirement. Early Retirement means Participant’s termination of an employment with the Employer for any reason other than for cause, as provided for in Section 4.2 herein, prior to the Participant attaining the Normal Retirement Age as provided for in the Participant’s Participation Agreement.

2.10        Employer. Greater Delaware Valley Savings d/b/a/ Alliance Bank.

2.11                      Executive. Executive means a management or highly compensated employee of the Employer designated by the Committee as eligible to participate in the Plan.

2.12                      Normal Retirement. Normal Retirement means termination of a Participant’s employment with the Employer for any reason other than for cause, as provided for in Section 4.2 herein, on or after such Participant has attained his Normal Retirement Age.

2.13                      Normal Retirement Age. Normal Retirement Age means the Participant’s normal retirement age as set forth in the Participant’s Participation Agreement.

2.14                      Normal Retirement SERP Benefit. The Normal Retirement SERP Benefit shall be that amount, as provided for in the Participant’s Participation Agreement, which shall be distributed to the Participant, in the appropriate distribution form, upon Normal Retirement or Disability.

2.15                      Participant. Participant means any Executive who elects to participate in the Plan by entering into a Participation Agreement in accordance herewith. The Committee may from time to time, in its sole discretion with or without cause, revoke a Participant’s participation in the Plan upon ninety (90) days’ written notice; provided, however, that such revocation shall not reduce any benefits to which the Participant may be entitled at the time of such revocation.

2.16                      Participation Agreement. Participation Agreement means a written agreement between the Employer and a Participant, pursuant to which the Employer agrees to make SERP Benefit payments in accordance with the Plan. Each Participation Agreement shall contain such information, terms and conditions as the Committee in its discretion may specify, including without limitation, the following:

(a)           the effective date of the Participant’s participation in the Plan;

(b)           the Participant’s Normal Retirement age;

(c)                                  the SERP Benefits to which the Participant is entitled under the Plan and, whether such benefits are to be paid in the form of a single life annuity or a joint and survivor annuity;

(d)           the identity of the Participant’s Beneficiary; and

(e)                                  any other provisions which alter or supplement the terms and conditions contained in the Plan.

2.17                      Plan. Plan means the Greater Delaware Valley Savings d/b/a Alliance Bank SERP, as the same may be altered or supplemented in any validly executed Participation Agreement.

2.18                      Plan Year. January 1 through December 31 provided that the initial plan year shall be, January 11, 2002, to December 31, 2002.

2.19        SERP. Supplemental Executive Retirement Plan of the Employer.

2.20                      SERP Benefit. SERP Benefit means, with respect to each Participant, the applicable amount provided for in the Participant’s Participation Agreement. In the event of Normal Retirement, such SERP Benefit shall be the Normal Retirement SERP Benefit. In the event of Early Retirement or termination pursuant to a Change of Control, such SERP Benefit shall be the Accrued SERP Benefit.

2.21                      Vesting. The Participant’s ownership rights in the SERP Benefit shall vest with the occurrence of those conditions precedent to Vesting as outlined in the Participation Agreement.

2.22                      Years of Service. A Participant’s Years of Service shall be measured by the total number of full twelve (12) month periods that an individual has been an Employee of the Employer. Such Years of Service calculation shall begin accruing from the date Participant is initially employed by the Employer.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1                             Eligibility. The Administrator, in its sole discretion, shall from time to time determine those Executive(s) who shall be eligible to participate in the Plan.

3.2                             Participation. Each Executive who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Committee may request. An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV

BENEFITS

4.1                             SERP Benefit. Shall be as defined above and subject to those applicable terms and conditions as set forth in a Participant’s executed Participation Agreement.

4.2                             No Benefits Payable Upon Termination for Cause. Notwithstanding anything herein to the contrary, no benefits shall be payable to any Participant who is terminated from his employment with the Employer for cause. For purposes hereof, a Participant whose employment is terminated for any of the following reasons shall be regarded as having been terminated for cause:

(a)                                  engaging in willful or grossly negligent misconduct that is materially injurious to the Employer;

(b)           embezzlement or misappropriation of funds or property of the Employer;

(c)                                  conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony;

(d)                                 conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty to such a crime;

(e)                                  failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant; or

(f)                                    issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Participant’s employment in the business of banking.

4.3                             Benefits Payable Upon Termination of Employment by Reason of Disability. Upon termination of a Participant’s employment with the Employer by reason of Disability, the Participant shall become entitled to receive his Normal Retirement SERP Benefit pursuant to the applicable provisions of the Participant’s Participation Agreement.

4.4                             Pre-Retirement Death Benefit. There will be NO pre-retirement death benefit provided under this Plan, or pursuant to the execution of this Participation Agreement.

4.5                             Springing Rabbi Trust. In the event of a Change of Control, an amount equal to the present value of the aggregate Accrued SERP Benefit liability for all Participants will be held in a Rabbi Trust pursuant to, the Alliance Bank SERP Rabbi Trust documents (hereinafter the “Trust”), incorporated and attached hereto as Appendix A. Distributions from the Trust will only be permitted for the payment of a Participant’s SERP Benefit and/or payment to the Employer’s creditors in the event of bankruptcy. For purposes of calculating the aforementioned present value, the discount rate to be utilized shall be 120% of the Applicable Federal Rate (AFR) at the effective date of Change of Control.

ARTICLE V

BENEFICIARIES

5.1                             Beneficiary. For purposes of this section, the Participant’s executed Participation Agreement shall control the Participant’s rights and responsibilities regarding the Participant’s Beneficiary(s).

ARTICLE VI

PLAN ADMINISTRATION

6.1          Administration.

(a)                                General. The Plan shall be administered by the Administrator. The Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Administrator’s determination of the rights of any employee or former employee hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.

(b)                               Delegation of Duties. The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits payable hereunder, to a named administrator or administrators.

6.2                             Regulations. The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3                             Revocability of Administrator/Employer Action. Any action taken by the Administrator with respect to the rights or benefits under the Plan of any employee or former employee shall be revocable by the Administrator or the Employer as to payments not yet made to such person, and acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator or the Employer making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to such person.

6.4                             Amendment. The Board may at any time amend any or all of the provisions of this Plan, except that no such amendment shall: (i) reduce the amount of the Participant’s benefit as of the date of such amendment, or (ii) change the time or form of distribution of the amount of the Participant’s benefit as of the date of such amendment, without the prior written consent of such Participant. Any amendment shall be in the form of a written instrument executed by an officer of the Employer pursuant to a resolution adopted by the Board. Subject to the foregoing provisions of this Section 6.4, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.

6.5                             Termination. The Board, in its discretion, may terminate this Plan at any time and for any reason whatsoever. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Employer pursuant to a resolution adopted by the Board. Subject to the foregoing provisions of this Section 6.5, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants as soon as practicable after the instrument is executed.

6.6                             Withholding. The Employer shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

ARTICLE VII

CLAIMS ADMINISTRATION

7.1                             General. If a Participant, Beneficiary, or Participant’s representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary, or Participant’s representative desires to dispute the decision of the Administrator, he must file a written notification of his claim with the Administrator.

7.2                             Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice within 90 days after receipt of the claim (which period may be extended for 90 days for special circumstances) setting forth:

(a)           the specific reason or reasons for denial of the claim;

(b)           a specific reference to the Plan provisions on which the denial is based;

(c)                                a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)                                 an explanation of the provisions of this Article appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit his claim for review.

7.3                             Right of Appeal. A claimant who has a claim denied under Section 7.1 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial. A claimant or his duly authorized representative may (i) request a review upon written application to the Plan; (ii) review pertinent documents; and (iii) submit issues and comments in writing.

7.4                             Review of Appeal. Upon receipt of an appeal, the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator believes such a hearing is necessary. After consideration of the merits of the appeal the Administrator shall issue a written decision, which shall be binding on all parties subject to Section 7.6 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.

7.5                             Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

7.6                             Arbitration. A claimant whose appeal has been denied under Section 7.4 shall have the right to submit said claim to final and binding arbitration in the Commonwealth of Pennsylvania pursuant to the rules of the American Arbitration Association. Any such requests for arbitration must be filed by written demand to the American Arbitration Association within sixty (60) days after receipt of the decision regarding the appeal. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorneys’ fees incurred by it in connection with the arbitration proceeding or any appeals there from.

ARTICLE VIII

MISCELLANEOUS

8.1          Administrator. The Administrator:

(a)                                is expressly empowered to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator;

(b)                               shall not be liable for any actions by it hereunder unless due to its own gross negligence or willful misconduct; and

(c)                                shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries.

8.2                             No Assignment. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

8.3                             No Employment Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

8.4                             Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, the Trustee, and their representatives.

8.5                             Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

8.6                             No Liability. No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

8.7                             Expenses. Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

8.8                             Amendment and Termination. Except as otherwise provided in this section, the Board shall have the sole authority to modify, amend, or terminate this Plan.

8.9                             Employer Determinations. Any determinations, actions, or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board to make such determination or decision.

8.10                      Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

8.11                      Governing Law. To the extent not preempted by federal law, this Plan shall be governed by, construed and administered under the laws of the Commonwealth of Pennsylvania, without regard to any principles of conflicts of law of such Commonwealth.

8.12                      Severability. Should any provision of the Plan or any regulations adopted hereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

8.13                      Headings. The headings contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

8.14                      Terms. Capitalized terms shall have meanings as defined herein.  Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

8.15                      Ownership of Assets; Relationship with Employer. Participants shall have no right, title or interest whatsoever in or to the Accounts or the Designated Policies. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

8.16                      Deposits in Trust. The Employer may (but need not) establish with a trustee a trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform with the terms of Revenue Procedure 92-64. The Employer in its sole discretion may make deposits to augment the principal of such trust.

8.17                      Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

Executed this 11th day of January 2002.

Greater Delaware Valley Savings d/b/a/ Alliance Bank

By:	/s/ William E. Hecht

Title:	President

ATTESTED:

By:	/s/ Dolores De Balcke

Title:	Secretary